Exhibit 99.2

Email to Life Time Fitness Employees from CEO

Subject: Shaping the Future of our Company

I’m pleased to share an important and exciting update that supports our company’s strategy and future growth.

Following a thorough review of strategic alternatives by our board of directors, we announced today that Life Time has signed a definitive merger agreement with affiliates of Leonard Green & Partners, a $13 billion private equity firm, and TPG, a $67 billion private investment firm. Other critical investors included LNK Partners, a private equity firm focused on backing strong management teams who are building outstanding consumer and retail businesses, and me.

Leonard Green & Partners, TPG, LNK Partners and the other investors will acquire all of the outstanding shares of Life Time, subject to certain conditions. Following the close of this transaction, which is expected to be in Q3 2015, we will again operate as a private company, just as we did from our inception in 1992 through mid-2004.

Importantly, our new investors share our vision to deliver the best places, people and programs to our customers. We expect to continue to grow by building new centers and investing in our portfolio of complementary businesses and we will remain 100% committed to building the Healthy Way of Life Company and Brand that uniquely defines Life Time. With this in mind, you should expect us to operate in a business as usual manner moving forward. As such, it goes without saying that we all remain committed to providing our members with the same high level of service they have come to expect from Life Time.

I realize that many of you likely have questions about what this announcement means for you. To this end, I invite you to review the FAQ document provided on LT Pulse. As a reminder, accessing content on LT Pulse requires you to log in using your standard team member username (eXXXX@ltfinc.net) and password. If you have any issue logging in, please contact IT Support at 888.848.7070 or ITSupport@lifetimefitness.com.

We are at the early stages of this process and remain committed to keep you informed moving forward. Please feel free to share your questions via email at newsflash@lifetimefitness.com.

Additionally, this transaction may generate interest from the media and other third parties. As always, if you receive inquiries from the media and others outside Life Time, please direct them to Jason Thunstrom, our Corporate Communications vice president, at 952-229-7435 or jthunstrom@lifetimefitness.com.

Most importantly, I thank you for the role you have played in the evolution of this great company and for your ongoing dedication and commitment to our future.

Best regards,

Bahram

Important Additional Information

In connection with the proposed merger, Life Time intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Life Time will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT LIFE TIME WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Life Time with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Life Time via Life Time’s Investor Relations section of its website at www.lifetimefitness.com or by contacting Investor Relations by directing a request to Life Time Fitness, Inc., Attention: Investor Relations, 2902 Corporate Place, Chanhassen, MN 55317, or by calling (952) 229-7427.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Life Time, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Life Time in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Life Time’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Life Time’s proxy statement for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 24, 2014, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Life Time’s Investor Relations section of its website at www.lifetimefitness.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Life Time may be unable to obtain shareholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Life Time may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Life Time may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Life Time’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Life Time’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Life Time undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.